Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard Current, Neogen VP & CFO 517/372-9200

Neogen acquires GeneSeek, Inc.

LANSING, Mich., April 1, 2010 — Neogen Corporation (NASDAQ: NEOG) announced today that it had purchased all the outstanding shares of GeneSeek, Inc., of Lincoln, Neb. GeneSeek is considered the leading commercial agricultural genetics laboratory in the United States.

Founded in 1998, GeneSeek employs 36 and has grown rapidly in recent years, recording 2009 revenues of approximately $12.5 million. GeneSeek’s customers include an impressive list of the world’s largest animal and plant breeders and animal health companies.

“Neogen has added to its genomic capability during the past year to speed the development of food and animal safety diagnostic tests, as well as develop novel intervention tools to solve food and animal safety problems,” said James Herbert, Neogen’s chief executive officer and chairman. “The addition of GeneSeek provides a significant, immediate advancement in this capability.”

Neogen paid approximately $13.8 million to purchase all of GeneSeek’s outstanding stock. The purchase price is also subject to contingent payments based on the performance of the acquired business going forward. All of GeneSeek’s existing employees are expected to remain in their current positions in the Lincoln facilities under Neogen’s ownership.

“We are very pleased to become a part of Neogen, and look forward to joining Neogen’s mission of developing and marketing solutions for food and animal safety,” said Abe Oommen, GeneSeek’s president. “GeneSeek’s chief scientific advisor Daniel Pomp and I started this business 12 years ago, and have grown it to the point where it makes sense for our shareholders and employees to join a larger company with the resources to continue this growth and expand our market opportunities.”

GeneSeek’s technology employs high-resolution DNA genotyping for identity and trait analysis in a variety of important animal and agricultural plant species. Through the use of single nucleotide polymorphism (SNP) discovery and analysis, GeneSeek empowers its customers to speed genetic improvement efforts, as well as identify economically important diseases inside the farm gate. The company makes extensive use of the Illumina (NASDAQ: ILMN) Infinium BeadChip and Sequenom (NASDAQ: SQNM) Mass Array platforms. GeneSeek is not involved in cloning or the development of transgenic animals. Instead, the results of its technology allow the acceleration of natural selection through selective breeding for traits such as disease resistance and meat quality.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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